Amended and Restated

Schedule A

to the

Amended and Restated

Distribution Agreement

by and between

The Green Century Funds

and

UMB Distribution Services, LLC

Name of Funds

Green Century Balanced Fund

Green Century Equity Fund

Green Century MSCI International Index Fund

The undersigned, intending to be legally bound, hereby execute this Amended and Restated Schedule A to the Amended and Restated Distribution Agreement dated April 17, 2001 and executed by and between The Green Century Funds and UMB Distribution Services, LLC to be effective as of September 30, 2016.

UMB DISTRIBUTION SERVICES, LLC		GREEN CENTURY FUNDS

By:	/s/ Maureen A. Quill	By:	/s/ Kristina Curtis
Title:	President	Title:	President

1